EXHIBIT 99.1

NEWS RELEASE

December 23, 2003

Torrance, California

Summa Reports 1st Quarter Earnings

Summa Industries (Nasdaq NM:SUMX) reports net income of $830,000, or $.15 per share, on sales of $25,926,000 for the three months ended November 30, 2003, versus income before cumulative effect of a change in accounting principle of $1,155,000, or $.21 per share, on sales of $28,548,000 for the three months ended November 30, 2002.

Sales were lower primarily due to reduced demand for lighting components used in commercial and industrial buildings.  Earnings were lower due to lower sales and inefficiencies related to a facility consolidation.

	Three months ended November 30
	2003	2002

Sales	$25,926,000	$28,548,000

Income before cumulative effect of a change in accounting principle	$830,000	$1,155,000

Diluted earnings per share before cumulative effect of a change in accounting principle	$.15	$.21

A conference call to discuss the results will be held at 9:00 a.m., Pacific Time, Tuesday,

December 23.  The call-in number is (800) 915-4836.  The conference call will also be simulcast and archived by www.vcall.com.

Summa Industries manufactures proprietary engineered plastic products for a broad spectrum of industrial and commercial markets.  The Company has manufacturing facilities across North America.  Products, many of which are unique or patented, are shipped to customers worldwide.

For further information, contact Jim Swartwout, (310) 792-7024; Fax (310) 792-7079; www.summaindustries.com; or ir@summaindustries.com.

Summa Industries

CONDENSED CONSOLIDATED BALANCE SHEETS

	November 30, 2002	August 31, 2003	November 30, 2003

ASSETS

Current assets:
Cash	$1,170,000	$380,000	$297,000
Accounts receivable	16,825,000	15,729,000	15,681,000
Inventories	12,178,000	11,645,000	13,198,000
Prepaid expenses and other	3,352,000	2,710,000	3,060,000

Total current assets	33,525,000	30,464,000	32,236,000
Property, plant and equipment, net	26,645,000	26,112,000	25,624,000
Goodwill and other assets, net	12,524,000	11,940,000	11,879,000

Total assets	$72,694,000	$68,516,000	$69,739,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,264,000	$5,302,000	$6,149,000
Accrued liabilities	5,043,000	5,015,000	4,504,000
Current maturities of long-term debt	5,062,000	3,896,000	3,448,000

Total current liabilities	15,369,000	14,213,000	14,101,000
Long-term debt, net of current maturities	19,641,000	16,219,000	16,247,000
Other long-term liabilities	2,641,000	2,601,000	2,594,000
Manditorily redeemable preferred stock	5,551,000	6,103,000	6,287,000
Total stockholders’ equity	29,492,000	29,380,000	30,510,000

Total	$72,694,000	$68,516,000	$69,739,000

Summa Industries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended November 30
	2002	2003

Net sales	$28,548,000	$25,926,000
Cost of sales	21,124,000	19,555,000
Gross profit	7,424,000	6,371,000
Selling, general, administrative and other expenses	5,265,000	4,820,000
Operating income	2,159,000	1,551,000
Interest expense	405,000	305,000
Income before income taxes and cumulative effect of a change in accounting principle	1,754,000	1,246,000
Provision for income taxes	599,000	416,000
Income before cumulative effect of a change in accounting principle	1,155,000	830,000
Cumulative effect of a change in accounting principle	(22,343,000)	—
Net income (loss)	$(21,188,000)	$830,000
Preferred stock accretion	$184,000	$184,000
Net income (loss) available to stockholders:
before cumulative effect of a change in accounting principle	$971,000	$646,000
after cumulative effect of a change in accounting principle	$(21,372,000)	$646,000
Earnings per common share before cumulative effect of a change in accounting principle
Basic	$.22	$.15
Diluted	$.21	$.15
Earnings (loss) per common share after cumulative effect of a change in accounting principle
Basic	$(4.82)	$.15
Diluted	$(4.82)	$.15
Weighted average common shares outstanding
Basic	4,437,000	4,287,000
Diluted	4,552,000	4,355,000